Exhibit 99.1
For Immediate Release

Executive Contacts:
Charles J. Kleman	F. Michael Smith
Executive Vice President	Vice President
Chief Financial Officer	Investor and Community Relations
Chico’s FAS, Inc.	Chico’s FAS, Inc.
(239) 274-4105	(239) 274-4797
Chico’s FAS, Inc. Reports December Sales
•	December Sales Up 11.9% Over December Last Year

•	December Comparable Store Sales Decrease 2.0%
     Fort Myers, FL - January 4, 2007 - Chico’s FAS, Inc. (NYSE: CHS) today reported December sales results for the five-week period ended December 30, 2006, increased 11.9% to $193.2 million from $172.6 million reported for the prior year’s five-week period ended December 31, 2005. Comparable store sales for the Company-owned stores decreased 2.0% for the five-week period ended December 30, 2006, compared to the same five-week period last year.
     For the forty-eight weeks ended December 30, 2006, total sales increased 15.8% to $1.52 billion from $1.31 billion for the same period a year ago. Comparable store sales for the Company-owned stores increased 2.5% for the forty-eight week period compared to the same forty-eight week period last year.
     Scott A. Edmonds, President and CEO, commented, “Even though December’s sales results were below our internal expectations, we have thus far been able to clear the bulk of the excess inventory related to these sales shortfalls through additional markdowns and expect to enter fiscal 2007 with little carryover merchandise. While it’s too early to know with any certainty the impact that fiscal January’s performance will have on the overall quarter, we expect to continue to see markdown rates that are somewhat higher than in the past with gross margins for the fourth quarter expected to be in the 53% to 55% range. Based on our current overall same store sales trends, as well as these projected gross margins, we expect earnings per share to be in the $.12 to $.15 range for the fourth quarter. We are in the process of reevaluating fiscal 2007 earnings plans and plan to discuss our thoughts in this regard on the fourth quarter conference call.”
     Mr. Edmonds continued, “Although we are generally disappointed with our performance this year, we are encouraged by recent improvements in both number of transactions per store and units per transaction. This indicates that customers are still very much in our stores and buying. We believe that the recent additions to our senior level merchandising and marketing teams should assist us in providing our customer with a clarity of offer that is sharper in focus and more compelling in fashion terms. Finally, the strength of our balance sheet, with over a quarter of a billion dollars in cash and no debt, combined with our continued ability to generate strong cash flows from our existing and new stores, provides us with a strong platform to maintain our position in the specialty apparel market for our targeted customers.”

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     The Company is a specialty retailer of private label, sophisticated, casual-to-dressy clothing, intimates, complementary accessories, and other non-clothing gift items. The Company operates 907 women’s specialty stores, including stores in 47 states, the District of Columbia, the U.S. Virgin Islands and Puerto Rico operating under the Chico’s, White House | Black Market, Soma by Chico’s and Fitigues names. The Company owns 540 Chico’s front-line stores, 32 Chico’s outlet stores, 249 White House | Black Market front-line stores, 14 White House | Black Market outlet stores, 49 Soma by Chico’s stores, 9 Fitigues front-line stores and 1 Fitigues outlet store; franchisees own and operate 13 Chico’s stores.
     Certain statements contained herein, including without limitation, statements addressing the beliefs, plans, objectives, estimates or expectations of the Company or future results or events constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Such forward-looking statements involve known or unknown risks, including, but not limited to, general economic and business conditions, and conditions in the specialty retail industry. There can be no assurance that the actual future results, performance, or achievements expressed or implied by such forward-looking statements will occur. Users of forward-looking statements are encouraged to review the Company’s latest annual report on Form 10-K, its filings on Form 10-Q, management’s discussion and analysis in the Company’s latest annual report to stockholders, the Company’s filings on Form 8-K, and other federal securities law filings for a description of other important factors that may affect the Company’s business, results of operations and financial condition. The Company does not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that projected results expressed or implied in such statements will not be realized.
For more detailed information, please call (877) 424-4267 to listen to the Company’s monthly sales information and investor relations line
A copy of a slide show addressing the Company’s recent financial results and current plans for expansion is available on the Company’s website at http://www.chicos.com in the investor relations section under Our Company
Additional investor information on Chico’s FAS, Inc. is available free of charge on the Company’s website at http://www.chicos.com in the investor relations section under Our Company

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